UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.                      )

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PACE® Select Advisors Trust
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Information Statement

PACE® Select Advisors Trust

PACE® Alternative Strategies Investments

1285 Avenue of the Americas
New York, New York 10019-6028

June 17, 2016

Dear Shareholder,

UBS Asset Management (Americas) Inc. ("UBS AM"), the manager of PACE Alternative Strategies Investments (the "Fund"), selects investment advisors for the Fund, a portfolio of PACE Select Advisors Trust (the "Trust"), subject to approval of the board of trustees (the "Board" or "Trustees") of the Trust. A significant service you receive with the Fund is the on-going oversight by UBS AM of the Fund's investment advisors. We are pleased to inform you that, at the recommendation of UBS AM, the Board has appointed Aviva Investors Americas LLC ("Aviva") to serve as a new investment advisor to the Fund. Aviva assumed investment advisory responsibility with respect to the Fund's portfolio on May 9, 2016.

UBS AM, Analytic Investors, LLC, First Quadrant L.P., Standard Life Investments (Corporate Funds) Limited, AQR Capital Management, LLC and Sirios Capital Management, L.P. also currently serve as investment advisors of the Fund, and each will continue to be responsible for managing a separate portion of the Fund's assets. Each investment advisor manages a portion of the Fund's portfolio as allocated by UBS AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectus. The relative

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value of each investment advisor's share of the Fund's assets may change over time.

Please note that the appointment of Aviva on the Fund's behalf does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy. The purpose of this document is to provide you with additional information about these changes that we are required to make available to you.

Information regarding the PACESM Select Advisors Program

The PACESM Select Advisors Program ("PACE Program") and the Trust are designed to assist you in devising an asset allocation strategy to meet your individual needs. Through the PACE Program, UBS Financial Services Inc. combines its ability to evaluate your investment objectives and risk tolerance, based on information that you provide, with professional investment advice and provides a suggested allocation of your assets among the portfolios of the Trust that conforms to the evaluation of those tolerances and objectives. Class P shares of the Trust are offered through the PACE Program and through certain other advisory programs. Other share classes are offered to investors not participating in such programs.

Information regarding UBS AM

UBS AM is the manager and primary provider of investment advisory services to each portfolio of the Trust, including the Fund. Pursuant to an investment management and administration agreement with the Trust ("Management Agreement"), UBS AM administers the Trust's affairs and has the ultimate authority, subject to oversight of the Trust's Board, to oversee the investment advisors for the Fund and recommend their hiring, termination and replacement. UBS AM continuously supervises and monitors the performance of each investment advisor on a quantitative and qualitative basis and regularly evaluates each investment advisor's investment strategy and investment performance as well as the consistency of the investment advisor's investment approach with the Fund's investment objective. In evaluating each investment advisor, UBS AM reviews a number of factors, including, but not limited to, the investment advisor's past investment performance during various market conditions, continued ability to meet the applicable fund's investment objective, investment management philosophy and processes employed, experience and qualifications of key personnel, financial condition and stability, the correlation of the investment advisor's investment approach with those of other investment advisors of the applicable fund and the structure of the fund's overall portfolio.

UBS Asset Management (US) Inc. ("UBS AM (US)"), an affiliate of UBS AM, serves as the distributor of each portfolio's shares under a distribution contract that requires UBS AM (US) to use its best efforts to sell each portfolio's shares. Pursuant to an agreement with UBS AM (US), UBS Financial Services Inc. also serves as a dealer for the portfolios' shares. As of March 31, 2016, UBS AM had approximately $143 billion in assets under management. UBS AM is an indirect asset management subsidiary of UBS Group AG and a member of the UBS Asset Management Division, which had approximately $652 billion in assets under management worldwide as of March 31, 2016. UBS Group AG is an internationally diversified organization headquartered in Zurich, Switzerland with operations in many areas of the financial services industry. Principal business offices of UBS AM are located at 1285 Avenue of the Americas, New York, New York 10019-6028 and at One North Wacker Drive, Chicago, Illinois 60606. The principal business office of UBS Financial Services Inc. is located at 1285 Avenue of the Americas, New York, New York 10019-6028.

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PACE Alternative Strategies Investments

Background

At the recommendation of UBS AM, the Board appointed Aviva as a new investment advisor for the Fund and approved a corresponding investment sub-advisory agreement between UBS AM and Aviva (the "Sub-Advisory Agreement") at a meeting held on November 17-18, 2015. Aviva assumed investment advisory responsibilities and the Sub-Advisory Agreement became effective on May 9, 2016. The Trustees determined to approve the Sub-Advisory Agreement after a thorough analysis of the proposed service to be provided by Aviva. The material factors considered by the Trustees in approving the Sub-Advisory Agreement are set forth below under "PACE Alternative Strategies Investments—Trustees' considerations."

Investment strategies of Aviva

Aviva employs a "global unconstrained multi-strategy" strategy. Aviva seeks to deliver returns by identifying investment ideas and opportunities across and within asset classes. After evaluating these ideas, Aviva decides how to implement a select number of them in investment strategies within the portfolio in light of the Fund's objectives. Strategies may involve buying a share on the market or buying a derivative with the option to buy the share at a future date. Aviva believes multi-strategy investing provides it with many ways to reflect ideas more precisely than is possible in traditional funds.

The portfolio managers pick diverse strategies that can take views on asset classes, sectors, currencies, interest rates, inflation and volatility. The portfolio managers pick a range of strategies expected to work well together whether markets are rising or falling so that Aviva's portion of the Fund can deliver growth while managing volatility.

The following three beliefs underpin Aviva's investment process and portfolio construction:

•  Markets are not efficient—markets are quick to embed information but not always the correct information, potentially leading to large swings in sentiment.

•  Markets are more focused on the short term than the medium-to-long term. Aviva's three-year investment outlook is significantly longer term in nature than that of many market participants, allowing Aviva to benefit from the resulting market inefficiencies. This provides an opportunity to find investment ideas and capture attractive risk-adjusted returns more consistently over a three-year investment period.

•  Diversification is of the same importance as idea generation. Moreover, Aviva believes that a portfolio construction process that recognizes the importance of risk is essential for building a well-diversified portfolio.

Aviva's portfolio managers allocate assets between investment strategies depending on how much each strategy contributes to fund risk. The Fund does not seek to beat a benchmark index or peer group. Consequently, the portfolio managers can invest as much or as little as they want across asset classes and geographies. The portfolio managers and dedicated risk managers monitor how well Aviva's strategies work together in diversifying risk across the Fund, resizing positions or rebalancing the portfolio as appropriate.

Aviva's dedicated risk managers are solely focused on AIMS funds and are integral to portfolio construction. They use long-term and short-term ex-ante risk models, together with hypothetical and historical scenario stress tests to provide the framework for their analysis. Critically, these models and tests alone are not sufficient validation for risk; a negative result means that the portfolio management team will not implement a position. However, even positive results from the models and tests are analysed by the on-desk risk team and portfolio managers, who use their experience to interpret the results in the context of the prevailing market.

Liquidity of underlying instruments is a key consideration in the portfolio construction process. Positions held by the Fund should be scalable and easily exited, should the need arise. Aviva aims to minimize the frequency of dealing via entering/exiting positions, but may adjust position sizing as required.

The ideas proposed by investment experts across Aviva's business are broadly grouped into "market strategies", "opportunistic strategies" or "risk-reducing strategies". There are no fixed levels of exposure to these categories of strategies as the most attractive ideas will drive the category allocations at any one time.

Market strategies focus on harvesting the risk premia from traditional asset markets which Aviva believes offer attractive long-term returns. Opportunistic strategies aim to profit from market mispricing that may exist due to market segmentation, central bank intervention or regulatory changes. Aviva believes opportunities can be created by market panics or beliefs driven by external events. For instance, a particular market or sector may become undervalued compared to others due to overreaction to a short-term event. Aviva aims to generate positive returns over the medium-term (in this case, three years), depending on a broadly positive market environment and irrespective of the business cycle.

In times of market stress, risk-reducing strategies can significantly add to the Fund's returns, while retaining a neutral to positive return over a three-year horizon. Risk-reducing strategies would be expected to perform particularly strongly in a weaker broad market environment. Such strategies would act similar to a hedging strategy that does not incur additional costs to implement.

New Sub-Advisory Agreement

Under the Sub-Advisory Agreement, subject to the supervision and direction of the Trustees and review by UBS AM and any written guidelines adopted by the Board or UBS AM, Aviva will provide a continuous investment program for the Fund including investment research and discretionary management with respect to all securities and investments and cash equivalents, and make decisions with respect to, and place orders for, all purchases and sales of the Fund's investments, all in accordance with the Fund's investment objective, policies and restrictions as stated in the Trust's currently effective registration statement under the Investment Company Act of 1940, as amended (the "Investment Company Act").

Under the Sub-Advisory Agreement, Aviva will bear all expenses incurred by it in connection with its services to the Fund, but Aviva will not be responsible for any expenses incurred by the Trust, the Fund or UBS AM.

For the services provided and the expenses assumed by Aviva under the Sub-Advisory Agreement, UBS AM (not the Fund), will pay to Aviva a fee, computed daily and payable monthly, based on an annual percentage of the average daily net assets of the Fund.

The Sub-Advisory Agreement will remain in effect for two years after its effective date and will continue thereafter for successive periods of twelve months, provided that its continuance is approved at least annually (i) by a vote of a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act) of the Trust ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund.

The Sub-Advisory Agreement provides that it will terminate automatically in the event of its "assignment," as defined in the Investment Company Act, or upon the termination of the Fund's Management Agreement with UBS AM. The Sub-Advisory Agreement provides for termination, without payment of any penalty, by vote of the Board or by a vote of a majority of the Fund's outstanding voting securities on 30 days' written notice to Aviva. UBS AM also may terminate the Sub-Advisory Agreement, without payment of any penalty: (i) upon 120 days' written notice to Aviva; (ii) upon material breach by Aviva of any of the representations, warranties and agreements contained in the Sub-Advisory Agreement; or (iii) immediately if, in the reasonable judgment of UBS AM, Aviva becomes unable to discharge its duties and obligations under the Sub-Advisory Agreement, including circumstances such as financial insolvency or other circumstances that could adversely affect the Fund. The Sub-Advisory Agreement provides that Aviva may terminate the Sub-Advisory Agreement, without payment of any penalty, on 120 days' written notice to UBS AM.

As described below under "Additional Information—SEC Exemptive Order," UBS AM has received an exemptive order from the US Securities and Exchange Commission ("SEC") enabling it to enter into an investment sub-advisory agreement with an investment advisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio if certain conditions are met.

The Sub-Advisory Agreement provides that Aviva shall not be liable to UBS AM for any error of judgment or mistake of law or for any loss suffered by the Fund, the Trust or its shareholders or by UBS AM in connection with the matters to which the Sub-Advisory Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under the Sub-Advisory Agreement.

Trustees' considerations

Background—At a meeting of the Board of the Trust on November 17-18, 2015, the members of the Board, including the Independent Trustees, considered and approved the proposed Sub-Advisory Agreement. Management discussed with the Board its proposal to reduce the target allocation of the Fund's assets managed by Standard Life Investments (Corporate Funds) Limited ("Standard Life") from 45% to 30% and to reallocate a portion of the assets managed by Standard Life (i.e., 15%) to Aviva. In considering the approval of the Sub-Advisory Agreement, the Board was able to draw on its knowledge of the Trust, its portfolios and UBS AM. The Board recognized its familiarity with UBS AM and the investment management and sub-advisory agreements for this and the other portfolios of the Trust, including the extensive materials the Board had previously reviewed in connection with the annual reconsideration of the contracts for the portfolios. The Board also received a memorandum from UBS AM discussing UBS AM's reasons for recommending Aviva as a sub-advisor to the Fund.

In its consideration of the approval of the Sub-Advisory Agreement, the Board considered the following factors:

Nature, extent and quality of the services under the Sub-Advisory Agreement—The Board's evaluation of the services to be provided by Aviva to the Fund took into account the Board's knowledge and familiarity gained as board members of funds in the UBS New York fund complex, including the Trust and its portfolios. It reviewed the purposes and investment objective of the Fund and UBS AM's overall plan to meet the Fund's stated purposes and objective. The Board considered management's reasons for recommending the appointment of Aviva as a sub-advisor to the Fund, including its "due diligence" concerning Aviva and its belief that Aviva's fundamental global macro strategy would benefit the Fund by, among other reasons, improving the Fund's ability to generate risk-adjusted returns over full business cycles and complementing the strategies provided by other sub-advisors to the Fund. The Board also received materials from Aviva detailing its investment philosophy and met with representatives of Aviva, who discussed with the Board that investment philosophy and process and the backgrounds and qualifications of the portfolio management team. The Board concluded that, overall, it was satisfied with the nature, extent and quality of services expected to be provided to the Fund under the proposed Sub-Advisory Agreement.

Sub-advisory fee—The Board reviewed and considered the proposed contractual sub-advisory fee to be payable by UBS AM to Aviva in light of the nature, extent and quality of the sub-advisory services anticipated to be provided by Aviva. The Board noted that the proposed contractual sub-advisory fee would result in a net increase in the sub-advisory fees paid by UBS AM with respect to the Fund. The Board also noted that the net increase in the sub-advisory fees would be timed with the removal of the Fund's voluntary management fee waiver by UBS AM. The Board noted UBS AM's view that the removal of the voluntary waiver was appropriate in light of the proposed enhancements to the Fund, and the increased complexity in managing the Fund, as a result of adding Aviva as a new sub-advisor. The Board determined that the proposed sub-advisory fee was reasonable in light of the nature, extent and quality of the services proposed to be provided to the Fund under the Sub-Advisory Agreement.

Fund performance—The Board received and considered composite performance information provided by Aviva. The Board also noted that, as Aviva would be a new sub-advisor to the Fund, the current performance of the Fund was not a significant factor in the consideration of the approval of the Sub-Advisory Agreement.

Advisor profitability—Profitability of Aviva or its affiliates or UBS AM or its affiliates in providing services to the Fund was not a significant factor considered by the Board, as the sub-advisory fee would be paid by UBS AM out of the management fee paid to it by the Fund, and not by the Fund. As noted above, the Board observed that the contractual sub-advisory fee payable by UBS AM to Aviva would result in a net increase in the sub-advisory fees paid by UBS AM with respect to the Fund and that the Fund's voluntary management fee waiver by UBS AM would be removed. The Board indicated that it would further consider the implications, if any, of this net increase in sub-advisory expense to UBS AM and the removal of the voluntary fee waiver noted above, among other matters, when it engages in its next full UBS AM management contract review, or before if appropriate. In this regard, it was noted that UBS AM provides updated profitability data on the Fund on an ongoing quarterly basis, which provides the Board with other opportunities to monitor the impact of the proposed changes on profitability going forward.

Economies of scale—The Board noted that, as the sub-advisory fee for the Fund would be paid by UBS AM, not by the Fund, consideration of economies of scale with respect specifically to the sub-advisory fee was not relevant.

Other benefits to Aviva—The Board was informed by management that Aviva's relationship with the Fund would be limited to its provision of sub-advisory services to the Fund and that therefore management believed that Aviva would not receive tangible ancillary benefits as a result of its relationship with the Fund, with the exception of possible benefits from soft dollars (e.g., research credits related to transaction commissions) for the Fund (which would also potentially benefit the Fund). The Board recognized that Aviva could receive intangible benefits from its association with the Fund, such as increased name recognition or publicity from being selected as a sub-advisor to the Fund after an extensive review process. Similarly, the Fund could benefit from having a sub-advisor with an established or well-regarded reputation.

In light of all of the foregoing, the Board, including a majority of the Independent Trustees, approved the proposed Sub-Advisory Agreement for the Fund. No single factor reviewed by the Board was identified by the Board as the principal factor in determining whether to approve the Sub-Advisory Agreement. The Independent Trustees were advised by separate independent legal counsel throughout the process.

Additional information

SEC exemptive order

In October 2012, UBS AM and the Trust received an amended exemptive order ("Amended Order") from the SEC exempting them from certain provisions of the Investment Company Act. Specifically, the Amended Order permits the Trust and UBS AM, so long as certain conditions are satisfied, to enter into an investment sub-advisory agreement with an investment advisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio.

The Amended Order generally requires that shareholders of each affected portfolio be notified of an investment sub-advisory agreement that has been entered into within 90 days of the effectiveness of the investment sub-advisory agreement, and that the portfolio make available to shareholders information similar to that which would have been included in a proxy statement to shareholders.

Additional information about UBS AM, UBS AM (US) and UBS Group AG

UBS AM, a Delaware corporation, is the manager and administrator of the Fund. UBS AM (US), a Delaware corporation, serves as the principal underwriter of the Fund. UBS AM's and UBS AM (US)'s principal business offices are located at 1285 Avenue of the Americas, New York, New York 10019-6028 and at One North Wacker Drive, Chicago, Illinois 60606. UBS AM and UBS AM (US) are indirect subsidiaries of UBS Group AG. UBS AM is a member of the UBS Asset Management Division, which had approximately $652 billion in assets under management worldwide as of March 31, 2016 and is an investment advisor registered with the SEC. UBS Group AG is an internationally diversified organization with headquarters in Zurich, Switzerland with operations in many areas of the financial services industry. As of March 31, 2016, UBS AM had approximately $143 billion in assets under management.

Additional information about Aviva

Aviva's principal address is 225 West Wacker, Suite 1750, Chicago, IL 60606. Aviva is a wholly-owned direct subsidiary of Aviva Investors North America Holdings, Inc. As of March 31, 2016, Aviva had approximately $10.9 billion in assets under management. Peter Fitzgerald, Dan James, Ian Pizer and Brendan Walsh are primarily responsible for the day-to-day management of the portion of the Fund's portfolio allocated to Aviva.

The principal executive officers and directors of Aviva, as of the date of this document, are set forth below:

Name and Address	Position with Aviva*
Euan Munro No. 1 Poultry London, EC2R 8EJ United Kingdom	Chief Executive Officer
Mark Connolly No. 1 Poultry London, EC2R 8EJ United Kingdom	Chief Investment Officer, Liquid Markets
Edward Casal No. 1 Poultry London, EC2R 8EJ United Kingdom	Chief Executive, Global Real Estate
Mark Versey No. 1 Poultry London, EC2R 8EJ United Kingdom	Chief Investment Officer, Global Investment Solutions
David Clayton No. 1 Poultry London, EC2R 8EJ United Kingdom	Chief Financial Officer
Liz Ashford No. 1 Poultry London, EC2R 8EJ United Kingdom	HR Director

*  None of the principal executive officers or directors above have principal employment other than their positions with Aviva and its affiliates, except that the Non-Executive Directors hold various companies other than Aviva.

Name and Address	Position with Aviva*
Steve Farrall No. 1 Poultry London, EC2R 8EJ United Kingdom	Chief Risk Officer
Susan Ebenston No. 1 Poultry London, EC2R 8EJ United Kingdom	Chief Operating Officer
Mike Craston No. 1 Poultry London, EC2R 8EJ United Kingdom	Global Head of Business Development
Jason Windsor No. 1 Poultry London, EC2R 8EJ United Kingdom	Chief Strategy and Development Officer
John Moselbrook No. 1 Poultry London, EC2R 8EJ United Kingdom	Non-Executive Director
Jeffrey Weingarten No. 1 Poultry London, EC2R 8EJ United Kingdom	Non-Executive Director

*  None of the principal executive officers or directors above have principal employment other than their positions with Aviva and its affiliates, except that the Non-Executive Directors hold various companies other than Aviva.

Name and Address	Position with Aviva*
Mark White No. 1 Poultry London, EC2R 8EJ United Kingdom	Non-Executive Director

*  None of the principal executive officers or directors above have principal employment other than their positions with Aviva and its affiliates, except that the Non-Executive Directors hold various companies other than Aviva.

Aviva does not advise or sub-advise any other U.S. registered investment companies with an investment objective similar to that of Aviva's used with the Fund.

During the last fiscal year, the Fund did not pay commissions to any affiliated broker of Aviva and did not pay any fees to Aviva or its affiliates for services provided to the Fund.

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Reports to shareholders

The Trust will furnish, without charge, a copy of the most recent Annual Report and the most recent Semiannual Report succeeding the Annual Report, if any, to shareholders of the Trust upon request. Requests for reports should be made by calling the Trust's transfer agent, BNY Mellon Investment Servicing (US) Inc., 400 Bellevue Parkway, Wilmington, Delaware 19809, toll-free at 1-800-647 1568.

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If you have any questions, please contact your investment professional.

June 17, 2016
1285 Avenue of the Americas
New York, New York 10019-6028

©UBS 2016. All rights reserved.
UBS Asset Management (Americas) Inc.
is a subsidiary of UBS Group AG.

www.ubs.com/am-us

PACE Select

Information Statement—Notice

PACE® Select Advisors Trust

PACE® Alternative Strategies Investments

1285 Avenue of the Americas
New York, New York 10019-6028

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

June 17, 2016

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet relating to PACE Alternative Strategies Investments (the "Fund"), a portfolio of PACE Select Advisors Trust (the "Trust"). We encourage you to access and review all of the important information contained in the Information Statement.

UBS Asset Management (Americas) Inc. ("UBS AM"), the manager of the Fund, selects investment advisors for the Fund, a portfolio of the Trust, subject to approval of the board of trustees (the "Board" or "Trustees") of the Trust. A significant service you receive with the Fund is the on-going oversight by UBS AM of the Fund's investment advisors. We are pleased to inform you that, at the recommendation of UBS AM, the Board has appointed Aviva Investors Americas LLC ("Aviva") to serve as a new investment advisor to the Fund. Aviva assumed investment advisory responsibility with respect to the Fund's portfolio on May 9, 2016.

UBS AM, Analytic Investors, LLC, First Quadrant L.P., Standard Life Investments (Corporate Funds) Limited, AQR Capital Management, LLC and Sirios Capital Management, L.P. also currently serve as investment advisors of the Fund, and each will continue to be responsible for managing a separate portion of the Fund's assets. Each investment advisor manages a portion of the Fund's portfolio as allocated by UBS AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectus. The relative value of each investment advisor's share of the Fund's assets may change over time. Additional information about UBS AM, Aviva, the Sub-Advisory Agreement between UBS AM and Aviva with respect to the Fund, and the Board's approval of the Sub-Advisory Agreement is contained in the Information Statement.

Please note that, in reliance on exemptive relief obtained by UBS AM and the Trust from the Securities and Exchange Commission, the appointment of Aviva on the Fund's behalf does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.

This Notice of Internet Availability of the Information Statement is being mailed on or about June 22, 2016 to the Fund's shareholders of record as of May 31, 2016. The full Information Statement will be available for printing on the Fund's website at www.ubs.com/us/en/asset_management/individual_investors/ii_pace.html until at least September 25, 2016. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Fund at (888) 793 8637 (select option number 1). If you would like to receive a paper or e-mail copy of the full Information Statement, you must request one.